December 14, 1999

Mr. Roberto Drassinower
President & Chief Executive Officer
SoftQuad Software Inc.
161 Eglinton Avenue East, Suite 400
Toronto, Ontario
M4P 1J5

Dear Mr. Drassinower:

Re: US$8 MILLION PRIVATE PLACEMENT OF COMMON SHARES

This letter will confirm our mutual agreement with respect to your engagement of Thomson Kernaghan & Co. Ltd. (the "Agent") as the exclusive agent of SoftQuad Software Inc. ("Softquad"), and a new Delaware corporation to be formed for the purpose of acquiring Softquad (the "Company"), to act on its behalf, on a best efforts basis, in connection with its offer and sale of up to US$8 million of the Company's common shares ("Common Shares"), in two placements as detailed in the attached term sheet (see Schedule B) (the "Offering") the first of which shall be exempt from the registration requirements of applicable Canada securities laws, and from the registration requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act"), pursuant to Regulation D of the U.S. Securities and Exchange Commission, and the second of which shall be registered under the Securities Act on the following terms.

1. Our engagement shall begin upon your signed acceptance of this letter and shall end on the earlier of i) completion of the Offering or ii) May 31, 2000.

2. The Agent shall retain the right of first refusal to act as lead or co-lead agent on any financing transaction by the Company for a period of 12 months commencing on the date of listing.

3. On or before February 15, 2000, the Company will provide the Agent with (i) a detailed statement of its intended use of the proceeds from the placement of the Shares; (ii) monthly unaudited financial statements from the date of its last audit, consisting of a balance sheet, statement of income, statement of cash flows, and statement of changes in shareholders' equity, all prepared in accordance with US GAAP and applicable SEC regulations; and
     (iii) such other information regarding the Company and its financial condition and operations as the Agent may reasonably request.

4. The Company will provide the Agent with, a subscription agreement, Purchasers' Warrants, Agent's Warrants, and such other documentation as the Company's counsel or the Agent's counsel deems reasonably necessary, and an opinion of the Company's counsel with respect to the organization and good standing of the Company, the authorization and issuance of the Shares, the





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     offering's compliance with applicable law, the validity and enforceability of the subscription agreements and the warrants, and such other matters contemplated by this letter as the Agent or its legal counsel may reasonably request. All such documentation must be reasonably satisfactory to the Agent and its legal counsel.

5.   Softquad represents and warrants to the Agent that:

     (a) Softquad is and the Company will be duly organized, is and will confirm its' valid existence and is in good standing in the jurisdiction of it's incorporation, and is qualified to do business in every jurisdiction where the nature of its business or activities so require;

     (b) Softquad has all requisite corporate power and authority to execute and perform this letter agreement. All corporate action necessary for the authorization, execution, delivery and performance of this letter agreement and the transactions contemplated hereby have been taken. This agreement constitutes a valid and binding obligation of Softquad, enforceable against Softquad in accordance with its terms.

     (c) The execution and performance of this letter agreement by Softquad, the Company's offer and sale of the Preferred and Common Shares, and the issuance of the Purchasers' Warrants and the Agent's Warrants, will not violate any provision of the certificate of incorporation or bylaws of Softquad or the Company or any material agreement or other instrument to which Softquad or the Company is a party or by which it is bound, the violations of which, in each case or in the aggregate, would have a material adverse effect on the business or financial condition of Softquad or the Company.

     (d) Softquad is in material compliance with all laws applicable to it, is not materially in default in any of its obligations under any agreement or other instrument, and no materially adverse change has occurred in Softquad's financial condition since the date of its last audit.

     (e) Except as set forth in this agreement, Softquad has no public or private offering of Securities pending or contemplated that it has not disclosed in writing to us.

6. The Company will make no public or private offering of securities prior to May 31st, 2000 provided that the first tranche of US$3 million is raised.

7.   The Company also agrees to indemnify the Agent as per the attached
     Schedule A.

8. This letter is a binding agreement between the Company and the Agent, and it shall be construed and enforced in accordance with the laws of the province of Ontario and the national laws of Canada; provided, however, if any provision of this letter agreement in unenforceable under the laws of Ontario or Canada, but is enforceable under the laws of the U.S. state of Delaware, then the law of Delaware shall govern the construction and enforcement of that provisions. Softquad hereby consents to the





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     jurisdiction of the courts of Ontario in any action to construe or enforce this letter agreement, or to recover damages for its breach.


Please confirm our engagement on these terms by signing this letter in the space provided below.

Sincerely,

THOMSON KERNAGHAN & CO. LTD.


By:__________________________________
     John Koshan
     Vice President & Director



Confirmed, accepted and agreed to on December __, 1999.

SOFTQUAD SOFTWARE CORP.

By: ________________________________
         Roberto Drassinower
         President & Chief Executive Officer





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SCHEDULE "A"

SOFTQUAD SOFTWARE LTD. ("SOFTQUAD"), AND A NEW DELEWARE CORPORATION TO BE FORMED FOR THE PURPOSES OF ACQUIRING SOFTQUAD its subsidiaries or affiliated companies (collectively the "Indemnitor") hereby agrees to indemnify and hold TK and/or any of its respective affiliates (hereinafter referred to as the "Agent") and each of the directors, officers, employees and shareholders of the Agent (hereinafter referred to as the "Personnel") harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Agent, to which the Agent and/or its Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, any breach by the Indemnitor of any of its representations warranties or agreements contained in the agreement to which this letter is attached or in any certificate or other document given pursuant thereto, or the non-compliance by the Indemnitor with any requirement of applicable securities laws or other laws in connection with the transactions contemplated by said agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

                      (i) the Agent or its Personnel have been negligent or dishonest or have committed any fraudulent act in the course of such performance; and

                      (ii) the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were caused by the gross negligence, dishonesty or fraud referred to in (i).

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to the Agent or insufficient to hold it harmless, then the Indemnitor shall contribute to the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agent on the other hand but also the relative fault of the Indemnitor and the Agent, as well as any relevant equitable considerations; provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the fees received by the Agent hereunder pursuant to the letter to which this is attached. No party who has engaged in any fraud, fraudulent misrepresentation or negligence shall be entitled to claim contribution from any person who is not engaged in such conduct.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or the Agent by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or the Agent and any Personnel of the Agent shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by the Agent, the Agent shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agent for time spent by its Personnel in connection therewith) and out-of-pocket expenses incurred by its Personnel in connection therewith shall be paid by the Indemnitor as they occur.

If any matter or thing contemplated by this section shall be asserted against the Agent or any of its Personnel (an "Indemnified Person") in respect of which matter or thing indemnity may be sought against the Indemnitor pursuant to this agreement or any such potential matter or thing comes to their knowledge, the Agent shall promptly notify the Indemnitor in writing of the nature of the





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action or claim. The Indemnitor shall (i) be entitled to (but not required to)
assume the defence of that action or claim, including the employment of counsel (satisfactory to the Agent, acting reasonably) and (ii) assume payment of expenses in relation thereto as and when they are received.
The Indemnified Person(s) shall have the right to employ separate counsel in any case and to participate in the defence thereof, but the fees and expenses of such counsel should be at the expense of the Indemnified Person(s) unless (a) the employment of such counsel has been specifically authorized in writing by the Indemnitor in connection with the defence of such action or claim; (b) the Indemnitor shall not, within a reasonable time after receiving written notice, have employed counsel to have charge of the defence of such action or claim; or
(c) the named parties to any such action or claim include both the Indemnified Person(s) and the Indemnitor and the Indemnified Person(s) shall have been advised by counsel, acting reasonably, that there may be defences available to such person(s) which are different from or additional to those available to the Indemnitor, in any of which events the fees and expenses of such counsel shall be borne by the Indemnitor. Notwithstanding the foregoing, no settlement may be made by any Indemnified Person hereunder without the prior written consent of the other parties, including the Indemnitor, which consent shall not be unreasonably withheld."

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Agent and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Agent and any of the Personnel of the Agent. The foregoing provisions shall survive the completion of professional services rendered under the letter to which this is attached or any termination of the authorization given by the letter to which this is attached.


FOR THOMSON KERNAGHAN & CO LTD


BY:  _______________________________
     John Koshan
     Vice President & Director




SOFTQUAD SOFTWARE INC.,
its subsidiaries or affiliated companies

BY:  _______________________________
     Roberto Drassinower
     President & Chief Executive Officer





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                                   SCHEDULE B

                             SOFTQUAD SOFTWARE LTD.

                                SUMMARY OF TERMS
                      Up to US$8 Million Private Placement



ISSUER:                                Softquad Software Ltd. (a private
                                       Delaware incorporated company (the
                                       "Issuer").

TARGET:                                Softquad Software Inc. (the Canadian
                                       operating company) ("Softquad Canada").
                                       The Issuer will acquire 100% of the
                                       issued and outstanding shares of Softquad
                                       Canada on a 1:1 share for share exchange.
                                       Softquad Canada may use "exchangeable
                                       shares". Issuer may use wholly owned
                                       Canadian acquisition corporation.

SOFTQUAD CANADA -                      Approximately 11,065,275 (consisting of 2
CURRENT FULLY DILUTED SHARES           groups of Shareholders; Group 1-
OUTSTANDING:                           approximately 7,469,975 shares (including
                                       James Clark, Pinetree Capital Corp,
                                       Beacon M International Investments Inc.,
                                       Protege and Newkidco); Group 2 - balance
                                       of shares).

PLACEMENT AGENT:                       Thomson Kernaghan & Co. Ltd. (the
                                       "Agent")

FINANCIAL ADVISOR:                     Thomson Kernaghan & Co. Ltd. (subject to
                                       separate "Financial Advisory" agreement).

FIRST TRANCHE

FINANCING                              i)       US$1 million to purchase 736,702
                                                Common Shares (Rule 504);
                                       ii)      US$2 million to purchase
                                                1,473,405 Convertible Preferred
                                                Shares (convertible into Common
                                                Shares on a 1:1 basis)

SOFTQUAD CANADA -
VALUATION (PRE-MONEY):                 US$15 million (approximately US$1.3574
                                       per share)

INITIAL CLOSING DATE:                  On or before December 15, 1999

PURCHASER'S WARRANTS:                  The Issuer shall issue on closing
                                       warrants to purchase Common Shares equal
                                       to 20% of the aggregate subscription
                                       amount. The Purchaser's Warrants shall
                                       expire 3 years after the Initial Closing
                                       Date and shall have an exercise price
                                       based on a post first tranche valuation
                                       of US$20 million (approximately US$1.44
                                       per share).

AGENT'S WARRANTS:                      The Issuer shall issue on closing to the
                                       Agent warrants to purchase Common Shares
                                       equal to 10% of the aggregate
                                       subscription amount. The Agent's Warrants
                                       shall expire 3 years after the Initial
                                       Closing Date and shall have an exercise
                                       price based on a post first tranche
                                       evaluation of US$20 million
                                       (approximately US$1.44 per share).






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
AGENT'S FEE:                           7% of the aggregate purchase price of the
                                       Common Shares and Convertible Preferred
                                       Shares placed.

RULE 504:                              The Issuer shall commit to the issuance
                                       of the first $1 million of Common Shares
                                       as unrestricted shares under SEC Rule
                                       504. Such Common Shares will comprise the
                                       first million dollars of the first
                                       tranche.

USE OF PROCEEDS:                       To fund ongoing operations of the Issuer,
                                       consulting fee of US$100,000 payable to
                                       KBL Capital, and to repay approximately
                                       CDN $1,000,000 in debt.

SECOND TRANCHE

FINANCING:                             Up to US$3 million to purchase 2,083,333
                                       Common Shares.

SOFTQUAD CANADA -                      US$20 million (approximately US$1.44 per
VALUATION (PRE-MONEY):                 share).

SECONDARY CLOSING DATE:                Subject to successful completion of the
                                       Issuer's registration statement.

PURCHASER'S WARRANTS:                  The Issuer shall issue on closing
                                       warrants to purchase Common Shares equal
                                       to 20% of the aggregate subscription
                                       amount. The Purchaser's Warrants shall
                                       expire 3 years after the Initial Closing
                                       Date and shall have an exercise price
                                       based on a post second tranche valuation
                                       of US$25.5 million (approximately US$1.53
                                       per share).

AGENT'S WARRANTS:                      The Issuer shall issue on closing to the
                                       Agent warrants to purchase Common Shares
                                       equal to 10% of the aggregate
                                       subscription amount. The Agent's Warrants
                                       shall expire 3 years after the Initial
                                       Closing Date and shall have an exercise
                                       price based on a post second tranche
                                       valuation of US$25.5 million
                                       (approximately US$1.53 per share).

AGENT'S FEE:                           7% of the aggregate purchase price of the
                                       Common Shares placed.

STRATEGIC INVESTOR:                    The Company may solicit up to an
                                       additional US$2 million from strategic
                                       investors on the same terms outlined in
                                       the Second Tranche. The Agent's Fee
                                       including brokers warrants on this
                                       transaction shall be 25% to the Agents
                                       and 75% to KBL Capital.

REGISTRATION:                          The Issuer shall register for both the
                                       first and second tranche:

                                       (i)      the Common Shares underlying the
                                                conversion of the Convertible
                                                Preferred Shares in the first
                                                tranche;
                                       (ii)     the issuance of Common Shares in
                                                the second tranche;
                                       (iii)    100% of the Common Shares
                                                underlying the Purchaser's
                                                Warrants;
                                       (iv)     100% of the Common Shares
                                                underlying the Agent's Warrants;
                                       (v)      100% of the Issuer's Common
                                                Shares issuable to Group 1 and
                                                Group 2 (or Common Shares
                                                underlying the conversion of the
                                                Softquad Exchangeable Shares)
                                                subject to the Escrow Agreement
                                                below.
                                       (vi)     100% of the Common Shares
                                                associated with the Financial
                                                Advisory Agreement share
                                                issuance.






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

                                       The Issuer shall cause such
                                       registration to be effective before
                                       March 31, 2000, and shall keep such
                                       registration effective (1) with respect
                                       to the Common Shares underlying the
                                       Preferred Shares, and the Common Shares
                                       issued or issuable to current investors, for a period expiring only when the Purchaser no longer qualifies as an affiliate of the Issuer, and (2) with respect to the Common Shares underlying the Purchaser's Warrants and the Agent's
                                       Warrants, until 30 days after the
                                       warrants have been fully exercised or
                                       expired.

ESCROW AGREEMENT:                      All Group 1 investors shall be subject to
                                       an escrow agreement consisting of the
                                       following release terms; (i) 1,725,000
                                       escrowed shares shall vest over a twelve
                                       month period commencing monthly on
                                       January 1, 2000. The resale amount is a
                                       product of 143,750 (ie. 1/12 of
                                       1,725,000) and a fraction (the numerator
                                       of which is the number of Escrowed Shares
                                       beneficially owned by the Shareholder,
                                       and the denominator of which is the total
                                       number of escrowed shares owned by all
                                       Group 1 shareholders (including the
                                       shareholder); and

                                       (ii) 2,083,333 escrowed shares shall vest over a six month period commencing on the effective date of the Registration
                                       Statement and expiring six months later.
                                       The resale amount is a product of 348,000
                                       (ie. 1/6 of 2,083,333) and a fraction
                                       (the numerator of which is the number of Escrowed Shares beneficially owned by the Shareholder, and the denominator of which is the total number of escrowed shares owned by all Group 1 shareholders
                                       (including the shareholder).

                                       (iii) The residual number of shares shall vest over a period expiring May 31, 2001 and commencing on the effective date of the Registration Statement. The resale amount shall mirror similar "dribble out" provisions as defined by Rule 144.

                                       All Group 2 investors shall be subject to an escrow agreement vesting over three years in equal annual installments commencing on the date of closing. The resale amount shall mirror similar
                                       "dribble out" provisions as defined by
                                       Rule 144.

ESCROW AGENT:                          The Issuer shall deliver to Thomson
                                       Kernaghan & Co. Ltd., as escrow agent,
                                       the share certificates issuable in the
                                       first and second tranche, underlying the
                                       Convertible Preferred Shares, Purchaser's
                                       Warrants and Agent's Warrants and the
                                       respective Group 1 and Group 2 shares.

LIQUIDATED DAMAGES:                    The Issuer shall pay to the Purchaser,
                                       pro rata, an amount per day equal to
                                       0.067% of the aggregate purchase price of
                                       the Common Shares issued in the first
                                       tranche for each day after March 31,
                                       2000, that the registration statement is
                                       not effective.

                                       The Issuer shall also pay the Purchaser
                                       and the Placement Agent, pro rata, an
                                       amount per day equal to 0.067% of the
                                       aggregate exercise price of the Common





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

                                       Stock underlying their respective
                                       warrants issued in the first tranche for each day after March 31, 2000, that the registration statement is not effective.

LEGAL OPINION                          The Issuer shall furnish the Placement
                                       Agent with an opinion of counsel,
                                       reasonably satisfactory to the Placement
                                       Agent and its legal counsel, with respect
                                       to the transactions contemplated by this
                                       term sheet.

PLACEMENT AGENT'S EXPENSES             The Issuer shall reimburse the Placement
                                       Agent for its reasonable out-of-pocket
                                       expenses, including the fees and expenses
                                       of its legal counsel. Expenses of counsel
                                       shall be capped at US$100,000 and any
                                       additional amounts to be approved by the
                                       Company.

OTHER ISSUER UNDERTAKINGS:             The Issuer also undertakes to engage the
                                       services of a professional US based
                                       investor relations firm and a US public
                                       relations firm on or before the effective
                                       date of its listing on a public US
                                       exchange.

ACCOUNTANT'S LETTER                    The Issuer shall furnish the Placement
                                       Agent with a letter from the Issuer's
                                       independent public accountants (upon
                                       completion of the Issuer's annual audit)
                                       with respect to certain financial and
                                       accounting matters, including the absence
                                       of the receipt of any information that
                                       would lead them to conclude that any
                                       materially adverse change has occurred in
                                       the Issuer's financial condition since
                                       the date of their last audit.

CAPITAL STRUCTURE                      SoftQuad, prior to the closing of this
                                       Offering, will effect a re-organization
                                       of the current share structure, the
                                       result of which will reflect the common
                                       shares detailed in this term sheet.

DUE DILIGENCE AND
DOCUMENTATION:                         This offering is subject to the Agent's
                                       satisfactory review and due diligence.
                                       All documents and execution of definitive
                                       agreements shall be subject to review and
                                       approval by Thomson Kernaghan and its
                                       counsel.

CANADIAN TAX ISSUES:                   The transactions are subject to such
                                       modification and restructuring as may be
                                       necessary to minimize the imposition of
                                       Canadian taxes.